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                                                                    EXHIBIT 99.1

PRESS RELEASE
Contact: William W. Moreton
         Chief Financial Officer
Phone:   (314) 633-7123


   PANERA BREAD ANNOUNCES 2-FOR-1 STOCK SPLIT SUBJECT TO SHAREHOLDER APPROVAL


St. Louis, MO, April 10, 2002 - Panera Bread Company (Nasdaq:PNRA) today reported that the Board of Directors has approved a 2-for-1 stock split that will be distributed in the form of a stock dividend subject to shareholder approval to increase the authorized number of Class A and Class B shares.

The shareholder vote will be in conjunction with the Company's annual meeting to be held on June 6, 2002. If the shareholders approve the authorization of additional shares, the stock dividend will distributed to the shareholders of record as of the close of business on June 10, 2002, with a payable date of June 24, 2002.

Ron Shaich, Chairman and Chief Executive Officer, commented, "This stock split is another indication of our confidence in our future results driven by the consumers' strong positive reaction to our concept across the country. We continue to believe that we are in the early stages of growth for our concept."

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company's website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company's anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance. The Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 29, 2001.